Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD UPDATES OUTLOOK FOR 2006 AND EXPRESSES OPTIMISM ABOUT 2007

Company to Host Conference Call Tomorrow, September 29th, at 12:00 Noon ET

Newport Beach, CA – September 28, 2006 – American Vanguard Corporation (NYSE: AVD) today provided an update on the Company’s expectations for fiscal year 2006, and expressed optimism about 2007.

In the Company’s second quarter news release dated August 7, 2006, it noted four factors that would affect its performance for 2006. Below is an update on those factors:

1)	Corn insecticides – This remains a variable. While the acceptance of genetically modified corn appears to be growing, opinions in the market are mixed as to the impact on traditional insecticides. During the third quarter, American Vanguard initiated some new programs to generate additional SmartBox® sales, and it continues to position SmartBox insecticides as the products of choice for treating the ‘refuge acres’ (that portion of a corn field that is not allowed to be planted with a genetic variety).

2)	Bidrin® cotton insecticide – Insect pressure did not materialize and continued to run below historic levels.

3)	Dibrom® crop protection insecticide and mosquito adulticide – The Company has had steady sales from this product, but there have not been any major storms to create additional demand.

4)	Impact®, new corn herbicide – The Company is very pleased with Impact’s performance in its initial 2006 year.

Eric Wintemute, President and CEO of American Vanguard, stated, “Based on the current status of these variables as well as our overall business, for fiscal year 2006 we expect net sales to be 4-7% higher than the 2005 level of $190 million. We expect the benefit of these increased sales to be more than offset by increased operating expenses, primarily energy and transportation costs, coupled with higher interest and tax rates. As a result, we anticipate net income to be 8-15% lower than last year’s level of $19.0 million.

“Nevertheless, our business model certainly remains sound, and we are very optimistic about achieving substantially stronger results in 2007. We anticipate the primary drivers of growth next year to be:

•	A continued ramp up of Impact, which is performing extremely well in the field. We are on target for this to become one of our top five products next year.

•	A return to historic sales levels of Bidrin and Dibrom, based on normal pest pressure and rainfall.

•	Further additions to our product line. We are actively working on several opportunities, which should be strong contributors to our 2007 results.”

Conference Call

Eric Wintemute, President and CEO, and James Barry, Senior Vice President and CFO, will conduct a conference call at 12:00 noon ET on Friday, September 29, 2006. Interested parties may participate in the call by dialing 706-679-3155 - please call in 10 minutes before the call is scheduled to begin, and ask for the American Vanguard call (conference ID #7687572). The conference call will also be broadcast live over the Internet via the News and Media section of the Company’s web site at www.american-vanguard.com. To listen to the live webcast, go to the web site at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the Company’s web site.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. The Company’s basic strategy is to acquire brand name, niche product lines from larger companies that divest mature products to focus on newly discovered molecules. American Vanguard is included on the Russell 2000® and Russell® 3000 Indexes. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

CONTACT:	-OR-	AVD’S INVESTOR RELATIONS FIRM
American Vanguard Corporation		The Equity Group Inc.
Eric G. Wintemute, President & CEO		www.theequitygroup.com
(949) 260-1200		Loren G. Mortman
LMortman@equityny.com
(212) 836-9604

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